Dealer #_______



                                TOUCHSTONE
                                INVESTMENTS

                        221 EAST FOURTH STREET, SUITE 300
                              CINCINNATI, OH 45202
                                  800.638.8194

                               DEALER'S AGREEMENT

Touchstone Securities, Inc., as the exclusive distributor for the Touchstone Family of Mutual Funds (the "Funds") invites you, as a selected dealer, to participate as principal in the distribution of shares (the "Shares") of the mutual funds set forth on Schedule A to this Agreement. Distributor agrees to sell to you, subject to any limitations imposed by the Funds, Shares issued by the Funds and to promptly confirm each sale to you. All sales will be made according to the following terms:

1. All offerings of any of the Shares by you must be made at the public offering price or, if you so notify us, at net asset value, and shall be subject to the conditions of offering, set forth in the then current Prospectus of the Funds and to the terms and conditions herein set forth, and you agree to comply with all requirements applicable to you of all applicable laws, including federal and state securities laws, the rules and regulations of the Securities and Exchange Commission, and the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (the "NASD"), including Section 24 of the Rules of Fair Practice of the NASD. You will not offer the Shares for sale in any state or other jurisdiction where they are not qualified for sale under the Blue Sky Laws and regulations of such state or jurisdiction, or where you are not qualified to act as a dealer. Upon application to Distributor, Distributor will inform you as to the states or other jurisdictions in which Distributor believes the Shares may legally be sold.

2. (a) Unless a purchase of Shares qualifies as a purchase at net asset value, you will receive a discount from the public offering price ("concession") on all Shares purchased by you from Distributor as indicated on Schedule A, as it may be amended by Distributor from time to time. You as Dealer hereby agree to waive payment of any and all 12b-1 fees ("fees") or other amounts payable until Distributor shall have received and collected the fees or other amounts payable to Distributor.

(b) In all transactions in open accounts in which you are designated as Dealer of Record, you will receive the concessions as set forth on Schedule A. You hereby authorize Distributor to act as your agent in connection with all transactions in open accounts in which you are designated as Dealer of Record. All designations as Dealer of Record, and all authorizations of Distributor to act as your Agent pursuant thereto, shall cease upon the termination of this Agreement or upon the investor's instructions to transfer his open account to another Dealer of Record. No dealer concessions will be allowed on purchases generating less than $1.00 in dealer concessions.

(c) As the exclusive Distributor of the Shares, Distributor reserves the privilege of revising the discounts specified on Schedule A at any time by written notice.

3. Concessions will be paid to you at the address of your principal office, as indicated below in your acceptance of this Agreement.

4. Distributor reserves the right to cancel this Agreement at any time without notice if any Shares shall be offered for sale by you at less than the then current net asset values determined by, or for, the Funds.

5. All orders are subject to acceptance or rejection by Distributor in its sole discretion. The Distributor reserves the right, in its discretion, without notice, to suspend sales or withdraw the offering of Shares entirely.

6. Payment shall be made to the Funds and shall be received by its Transfer Agent within three (3) business days after the acceptance of your order or such shorter time as may be required by law. With respect to all Shares ordered by you for which payment has not been received, you hereby assign and pledge to Distributor all of your right, title and interest in such Shares to secure payment therefore. You appoint Distributor as your agent to execute and deliver all documents necessary to effectuate any of the transactions described in this paragraph. If such payment is not received within the required time period, Distributor reserves the right, without notice, and at its option, forthwith (a) to cancel the sale, (b) to sell the Shares ordered by you back to the Funds, or
(c) to assign your payment obligation, accompanied by all pledged Shares, to any person. You agree that Distributor may hold you responsible for any loss, including loss of profit, suffered by the Funds or its Transfer Agent, resulting from your failure to make payment within the required time period.

7. No person is authorized to make any representations concerning Shares of the Funds except those contained in the current applicable Prospectus and Statement of Additional Information and in sales literature issued and furnished by Distributor supplemental to such Prospectus. Distributor will furnish additional copies of the current Prospectus and Statement of Additional Information and such sales literature and other releases and information issued by Distributor in reasonable quantities upon request.

8. Under this Agreement, you act as principal and are not employed by Distributor as broker, agent or employee. You are not authorized to act for Distributor nor to make any representation on its behalf; and in purchasing or selling Shares hereunder, you rely only upon the current Prospectus and Statement of Additional Information furnished to you by Distributor from time to time and upon such written representations as may hereafter be made by Distributor to you over its signature.

9. You appoint the transfer agent for the Funds as your agent to execute the purchase transactions of Shares in accordance with the terms and provisions of any account, program, plan or service established or used by your customers and to confirm each purchase to your customers on your behalf, and you guarantee the legal capacity of your customers purchasing such Shares and any co-owners of such Shares.

10. You will (a) maintain all records required by law relating to transactions in the Shares, and upon the request of Distributor, or the request of the Funds, promptly make such records available to Distributor or to the Funds as are requested, and (b) promptly notify Distributor if you experience any difficulty in maintaining the records required in the foregoing clause in an accurate and complete manner. In addition, you will establish appropriate procedures and reporting forms and schedules, approved by Distributor and by the Funds, to enable the parties hereto and the Funds to identify all accounts opened and maintained by your customers.

11. Distributor has adopted compliance standards, attached hereto as Schedule B, as to when Class A, Class B and Class C Shares of the Funds may appropriately be sold to particular investors. You agree that all persons associated with you will conform to such standards when selling Shares.

12. Each party hereto represents that it is presently, and, at all times during the term of this Agreement, will be, a member in good standing of the NASD and agrees to abide by all its Rules of Fair Practice including, but not limited to, the following provisions:

(a) You agree to follow any written guidelines or standards relating to the sale or distribution of the Shares as may be provided to you by the Distributor including the provisions outlined in exhibits B and C as well as to follow any applicable federal and/or state securities laws, rules or regulations affecting the sale or distribution of Shares of investment companies offering multiple classes of shares.

(b) You shall not withhold placing customers' orders for any Shares so as to profit yourself as a result of such withholding. You shall not purchase any Shares from Distributor other than for investment, except for the purpose of covering purchase orders already received.

(c) All conditional orders received by Distributor must be at a specified definite price.

(d) If any Shares purchased by you are repurchased by the Funds (or by Distributor for the account of the Funds) or are tendered for redemption within seven business days after confirmation of the original sale of such Shares (1) you agree to forthwith refund to Distributor the full concession allowed to you on the original sale, such refund to be paid by Distributor to the Funds, and (2) Distributor shall forthwith pay to the Funds that part of the discount retained by Distributor on the original sale. Notice will be given to you of any such repurchase or redemption within ten days of the date on which the repurchase or redemption request is made.

(e) Neither Distributor, as exclusive Distributor for the Funds, nor you as principal, shall purchase any Shares from a record holder at a price lower than the net asset value then quoted by, or for, the Funds. Nothing in this sub-paragraph shall prevent you from selling Shares for the account of a record holder to Distributor or the Funds at the net asset value currently quoted by, or for, the Funds and charging the investor a fair commission for handling the transaction.

(f) You warrant on behalf of yourself and your registered representatives and employees that any purchase of Shares at net asset value by the same pursuant to the terms of the Prospectus of the applicable Fund is for investment purposes only and not for purposes of resale. Shares so purchased may be resold only to the Fund which issued them.

13. You agree that you will indemnify, defend and protect the Distributor, the Funds, the Funds' transfer agent and the Funds' custodians and each trustee, director, officer, employee and agent of such persons (collectively, the "Fund Parties") and shall hold the Fund Parties harmless from and against any and all claims, demands actions, losses, damages, liabilities, costs, charges, reasonable counsel fees and expenses of any nature the Funds or they incur ("Losses") to the extent such Losses arise out of (i) the dissemination by you or any persons or entities affiliated with you of information regarding the Funds that is materially incorrect and that is not provided to you or approved by the Funds, or (ii) the willful misconduct or negligence by you or any persons or entities affiliated with you in the performance of, or failure to perform your obligations under this Agreement or (iii) any violation of law related to or resulting from your participation in this Agreement and the activities contemplated hereby; except to the extent such Losses result from the Distributor's willful misconduct or negligence.

Distributor shall indemnify you and each of your directors, officers, employees and agents and hold you and any such director, officer, employee and agent harmless from and against any and all Losses arising out of (i) any inaccuracy or omission in any prospectus, registration statement, annual report or proxy statement of the funds or any advertising or promotional material generated by the Fund (ii) any breach by Distributor of any representation contained in this Agreement, and (iii) any action taken or omitted to be taken pursuant to this Agreement, except to the extent such Losses result from your breach of this Agreement, or your willful misconduct, or negligence.

14. This Agreement will automatically terminate in the event of its assignment. Either party hereto may cancel this Agreement without penalty upon ten days' written notice. This Agreement may also be terminated as to any Fund at any time without penalty by the vote of a majority of the members of the Board of Trustees of the terminating Fund who are not "interested persons" (as such term is defined in the Investment Company Act of 1940) and who have no direct or indirect financial interest in the applicable Fund's Distribution Expense Plan pursuant to Rule 12b-1 under the Investment Company Act of 1940 or any agreement relating to such Plan, including this Agreement, or by a vote of a majority of the outstanding voting securities of the terminating fund on ten days' written notice.

15. All communications to Distributor should be sent to Touchstone Securities, Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, or at such other address as Distributor may designate in writing. All communications to you should be sent to the address of your principal office, as indicated below in your acceptance of this Agreement, or at such other address as you designate in writing. Any notice to either party shall be duly given if mailed, telegraphed sent by facsimile transmission, or sent by express mail service.

16. This Agreement supersedes any other agreement with you relating to the offer and sale of the Shares, and relating to any other matter discussed herein.

17. This Agreement shall be binding (i) upon placing your first order with Distributor for the purchase of Shares, or (ii) upon receipt by Distributor in Cincinnati, Ohio of a counterpart of this Agreement duly accepted and signed by you, whichever shall occur first. This Agreement shall be construed in accordance with the laws of the State of Ohio.

18. You represent that you have adopted and implemented procedures to safeguard customer information and records that are reasonably designed to: (1) insure the security and confidentiality of your customer records and information; (2) protect against any anticipated threats or hazards to the security or integrity of customer records and information; (3) protect against unauthorized access to or use of your customer records or information that could result in substantial harm or inconvenience to any customer; (4) protect against unauthorized disclosure of non-public personal information to unaffiliated third parties; and
(5) otherwise ensure your compliance with the Securities and Exchange Commission's Regulation S-P. You agree to indemnify us against any and all claims, liability, expense or loss in any way arising out of your failure to adopt and implement these and such other privacy or confidentiality procedures that may in the future be required by law or regulation.

19. You represent and warrant that you have in place and will maintain suitable and adequate know your customer policies and procedures and that you shall comply with all applicable laws and regulations regarding anti-money laundering activity and will provide such documentation to us upon our request.

20. By signing this Agreement, you certify that you have implemented procedures in accordance with the USA Patriot Act to verify the identity of any person seeking to open an account, that you maintain records of the information used to verify the person's identity, and you have taken steps to determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to investment companies by any government agency.

21. The undersigned, executing this Agreement on behalf of Dealer, hereby warrants and represents that he is duly authorized to so execute this Agreement on behalf of Dealer.

If the foregoing is in accordance with your understanding of our agreement, please sign and return all copies of this Agreement to the Distributor.



Accepted by Dealer                               Touchstone Securities, Inc.


By:_______________________________              By:____________________________
   Authorized Signature                            Authorized Signature

________________________________                    ____________________________
Type or Print Name, Position                        Type or Print Name, Position

_______________________________                      ___________________________
Dealer Name                                          Date

_______________________________
Address

_______________________________
City/State/Zip

_______________________________
Phone

_______________________________
Date

                                 SCHEDULE A

                          TOUCHSTONE FAMILY OF FUNDS
                     BROKER-DEALER AGREEMENT EXHIBIT A- COMMISSION SCHEDULE

A SHARES - STOCK FUNDS                                        A SHARES - BOND FUNDS
-----------------------------------------------------------------------------------------------------------------------
                                 TOTAL SALES      DEALER                                     TOTAL SALES     DEALER
                                    CHARGE1      CONCESSION                                    CHARGE1       CONCESSION
Under $50,000                        5.75%        5.00%       Under $50,000                     4.75%        4.00%
$50,000 but less than $100,000       4.50%        3.75%       $50,000 but less than $100,000    4.50%        3.75%
$100,000 but less than $250,000      3.50%        2.75%       $100,000 but less than $250,000   3.50%        2.75%
$250,000 but less than $500,000      2.95%        2.25%       $250,000 but less than $500,000   2.95%        2.25%
$500,000 but less than $1,000,000    2.25%        1.75%       $500,000 but less than $1,000,000 2.25%        1.75%
$1,000,000 or more                   NAV2         0.00%       $1,000,000 or more                NAV2         0.00%
--------------------------------------------------------------------------------------------------------------------------
1 Expressed as a percentage of the offering price.
2 There is no initial sales charge on any purchase of $1,000,000 or more, however, a 1% contingent deferred sales charge may be assessed if redemption occurs within one year of purchase.
Class B Shares or Class C Shares may not be used in combination with Class A Shares to meet Right of Accumulation (ROA)
  requirements.
12(b)-1 payment on A Shares/Stock and Bond Funds is 0.25% of its average daily net assets annually, (paid quarterly) beginning immediately.

B SHARES - STOCK FUNDS/BOND FUNDS3

CLASS B SHARES OF THE FUNDS ARE SOLD AT NAV WITHOUT AN INITIAL
SALES CHARGE.  SHARES REDEEMED WITHIN THE FIRST SIX YEARS OF
PURCHASE MAY BE SUBJECT TO A CDSC IMPOSED ACCORDING TO
THE FOLLOWING SCHEDULE:

-------------------------------------------------------------------------------
Year Since Purchase                Contingent Deferred
  Payment Made                       Sales Charge

First                               5.00%
Second                              4.00%
Third                               3.00%
Fourth                              2.00%
Fifth                               1.00%
Sixth                               1.00%
Seventh and thereafter4             None
-------------------------------------------------------------------------------
12(b)-1 Payment                  0.25% annually (paid quarterly)
                                       beginning in the 13th month

Dealer Concession                4.00%
-------------------------------------------------------------------------------
3  Including Money Market Fund Class B Shares.
4 Class B Shares will automatically convert to Class A Shares after eight years.

C SHARES - STOCK FUNDS/BOND FUNDS
-------------------------------------------------------------------------------
Dealer Concession                           1.00%
Contingent Deferred Sales Charge5           1.00%
12(b)-1 Payment                             1.00 annually (paid quarterly)
                                                 beginning in the 13th month
-------------------------------------------------------------------------------
5 Assessed if redemption occurs within one year of purchase.


MONEY MARKET FUNDS6
-------------------------------------------------------------------------------
12(b)-1 Payment                      0.25% annually (paid quarterly)
                                             beginning immediately
--------------------------------------------------------------------------------
6 Excludes Institutional share class.

Quarterly trail payments are released only when the payment for the firm exceeds $50.00 in any given quarter. Unpaid trails do not accumulate.


   STOCK FUNDS                        BOND FUNDS                           MONEY MARKET FUNDS
   -----------                        ----------                           ------------------
   Small Cap Growth Fund             High Yield Fund                      Money Market Fund
   Emerging Growth Fund              Core Bond Fund                       U.S. Government Money Market Fund
   Growth Opportunities Fund          Intermediate Term                   Tax-Free Money Market Fund
   Large Cap Growth Fund                U.S.Government Bond Fund          Ohio Tax-Free Money Market Fund - R
   Enhanced 30 Fund                   Ohio Insured Tax-Free Fund          California Tax-Free Money Market Fund
   Value Plus Fund                   Tax-Free Intermediate Term Fund      Florida Tax-Free Money Fund


The Touchstone Family of Funds is distributed by Touchstone Securities, Inc.* *A registered broker/dealer and member NASD and SIPC.

                                  EXHIBIT B

                          POLICIES AND PROCEDURES WITH
                 RESPECT TO SALES OF MULTIPLE CLASS FUND SHARES

The Touchstone Family of Mutual Funds (the "Funds") are available to the public in three series:(1)shares subject to a front-end sales charge ("Class A shares")
(2)shares subject to a contingent deferred sales charge if the redemption occurs within six years of the purchase date. The contingent deferred sales charge decreases from a maximum of 5%, which is applicable if the redemption occurs within the first year of the purchase date, to 0%, if the redemption occurs after the sixth year from the purchase date ("Class B shares") and (3) shares subject to a 1% contingent deferred sales charge if the redemption occurs within one year of purchase ("Class C shares"). It is important for an investor to choose not only the Fund that best suits his investment objectives, but also to choose the sales financing method which best suits his particular situation. To assist investors in these decisions, we are instituting the following policies:

     1. Any purchase order is subject to approval by a registered principal of the Dealer, who must approve the purchase order for either Class A shares, Class B shares or Class C shares in light of the relevant facts and circumstances, including:

           (a) the specific purchase order dollar amount;

           (b) the length of time the investor expects to hold the shares; and

           (c) any other relevant circumstances, such as the availability of purchases under a Letter of Intent.

     2. Any purchase order for $500,000 or more in Class B shares will usually be considered as a purchase request for Class A shares or declined because it is ordinarily more advantageous for an investor to purchase Class A shares.

    3. Any purchase order for $1 million or more in Class C shares will usually be considered as a purchase request for Class A shares or declined because it is ordinarily more advantageous for an investor to purchase Class A shares.

There are instances when one financing method may be more appropriate than the other. For example, investors whose order would qualify for a significant discount from the maximum sales charge on Class A shares may determine that payment of such a reduced front-end sales charge is superior to payment of the higher ongoing distribution fees applicable to Class B and Class C shares. On the other hand, an investor whose order would not qualify for such a discount may wish to pay no front-end sales charge and have all of his funds invested in Class B or Class C shares. The investment return may partially or wholly offset the higher annual expenses; however, because the Fund's or Funds' future return(s) cannot be predicted, there can be no assurance that this would be the case. In addition, an investor that anticipates that he will redeem his shares within a short period of time, may, depending on the amount of purchase, choose to bear higher distribution fees associated with Class C shares. On the other hand, Class B shares may be more attractive than Class C shares if an investor has a longer term investment outlook and is interested in the conversion feature. Class B shares automatically convert to Class A shares after eight years.

In addition, an investor who intends to hold his shares for a significantly long time may wish to purchase Class A shares in order to avoid the higher ongoing distribution fees of Class B and Class C shares.

The appropriate principal must ensure that all employees of the Broker/Dealer receiving investor inquiries about the purchase of Fund shares advise an investor of the available financing methods offered by mutual funds, and the impact of choosing one method over another. It may be appropriate for the principal to discuss the purchase with an investor.

These policies are effective May 1, 2001 with respect to any order for the purchase of shares. Questions relating to these policies should be directed to Touchstone's appropriate senior management personnel.

                                 EXHIBIT C


                           TOUCHSTONE SECURITIES, INC.
                             AS-OF PROCESSING POLICY

Touchstone Securities, Inc. will employ, through its Transfer Agent, As-Of policies that are consistent with those adopted by the Touchstone Family of Funds Board of Trustees. This policy shall be effective on May 1, 2001.

An "as-of" trade occurs whenever a current shareholder trade is processed at a previously issued public offering price. In order to not disadvantage existing shareholders from the possible losses to a fund (each portfolio treated separately) generated by such trades, the policy outlined below is to be followed.

1. No "as-of" trades will be accepted from a broker-dealer or service agents without prior receipt of signature guaranteed indemnification against any losses to the fund signed by the broker-dealer or service agent placing the trade. (See attached "Letter of Indemnity")

2. Broker-dealers and service agents will be billed for any loss of $50 or more resulting from a single transaction. Broker-dealers will not be able to use any prior gains to the fund generated by their "as-of" transactions to offset transaction losses. Invoices for losses are due and payable upon receipt.

3. Immediate payment is to be made to the fund by the responsible broker-dealer or service agent at anytime in which the impact of an As-Of trade results in a material loss to the fund or more than $.005 per share of the fund's net asset value.

4. The Fund's Transfer Agent shall reserve the right to refuse any request to process any As-Of transaction requested by a broker/dealer or service agent.

5. The Fund's Transfer Agent may at its discretion reduce commissions or 12b-1 payments due to a broker/dealer or service agent by an amount equal to losses invoiced to the broker/dealer or service agent for failure to pay invoices for losses caused by requested As-Of trades.